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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cymer, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-16559, No. 333-99975, No. 333-88616, No. 333-67491, No. 333-48242, No. 333-69736, No. 333-58554, No. 333-109544, No. 333-118496, No. 333-127748, No. 333-142621, and 333-145089) on Form S-8 and in the registration statement No. 333-88496 on Form S-3 of Cymer, Inc. of our report dated February 26, 2008, with respect to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Cymer, Inc.

        Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP
San Diego, California February 26, 2008

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  Exhibit 23.1